Exhibit 19.1

TUHURA BIOSCIENCES, INC.

INSIDER TRADING COMPLIANCE POLICY AND PROCEDURES

Federal and state laws prohibit trading in the securities of a company while in possession of material nonpublic information and in breach of a duty of trust or confidence. These laws also prohibit anyone who is aware of material nonpublic information from providing this information to others who may trade. Violating such laws can undermine investor trust, harm the reputation and integrity of TuHURA Biosciences, Inc. (together with its subsidiaries as applicable, the “Company”), and result in dismissal from the Company or even serious criminal and civil charges against the individual and the Company. The Company reserves the right to take whatever disciplinary or other measure(s) it determines in its sole discretion to be appropriate in any particular situation, including disclosure of wrongdoing to governmental authorities.

Persons Covered and Administration of Policy

This Insider Trading Compliance Policy and Procedures (this “Policy”) applies to all officers, directors and employees of the Company (collectively, “Personnel”). For purposes of this Policy, “officers” refer to those individuals who meet the definition of “officer” under Section 16 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”). Individuals subject to this Policy are responsible for ensuring that spouses, minor children and any other family members sharing the same household (“Family Members”) comply with this Policy. This Policy also applies to any entities controlled by individuals subject to this Policy, including any corporations, limited liability companies, partnerships or trusts (such entities, together with Family Members, “Related Parties”), and transactions by these entities should be treated for the purposes of this Policy as if they were for the individual’s own account. Notwithstanding anything to the contrary, the Policy shall not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws. The Company may determine that this Policy applies to additional persons with access to material nonpublic information, such as contractors or consultants. Personnel and Related Parties, together with any other person designated as being subject to this Policy by the Company’s Chief Executive Officer or Chief Financial Officer or his or her designee (the “Authorizing Officers”), are referred to collectively as “Covered Persons”).

Questions regarding the Policy should be directed to the Authorizing Officers, who are responsible for the administration of this Policy.

Policy Statement

No Covered Person shall purchase or sell any type of security while in possession of material nonpublic information relating to the security or the issuer of such security in breach of a duty of trust or confidence, whether the issuer of such security is the Company or any other company. In addition, if a Covered Person is in possession of material nonpublic information about other publicly-traded companies, such as suppliers, customers, competitors or potential acquisition targets, the Covered Person may not trade in such other companies’ securities until the information becomes public or is no longer material. Further, no Covered Person shall purchase or sell any security of any other company, including another company in the Company’s industry, while in possession of material nonpublic information if such information is obtained in the course of the Covered Person’s employment or service with the Company.

In addition, Covered Persons shall not directly or indirectly communicate material nonpublic information to anyone outside the Company (except in accordance with the Company’s policies regarding confidential information) or to anyone within the Company other than on a “need-to-know” basis.

“Securities” includes stocks, bonds, notes, debentures, options, warrants, equity and other convertible securities, as well as derivative instruments.

“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but can also include any contract to purchase or otherwise acquire a security. “Sale”

includes not only the actual sale of a security, but can also include any contract to sell or otherwise dispose of a security. These definitions can extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, transfers, gifts, and acquisitions and exercises of warrants or puts, calls, pledging and margin loans, or other derivative securities.

The laws and regulations concerning insider trading are complex, and Covered Persons are encouraged to seek guidance from the Authorizing Officers prior to considering a transaction in Company securities.

Blackout Periods

No director, officer or other Personnel listed on a schedule maintained by the Authorizing Officers (as may be amended from time to time by the Authorizing Officers) (as well as any individual or entity covered by this Policy by virtue of their relationship to such Personnel) shall purchase or sell any security of the Company during the period beginning at 11:59 p.m. on the 14th calendar day of the last month of any fiscal quarter of the Company and ending after completion of one full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company (each such period, a “blackout period”). For example, if the Company’s fourth fiscal quarter ends at 11:59 p.m., Eastern time, on December 31, the corresponding blackout period would begin at 11:59 p.m., Eastern time, on December 14. A “trading day” is a day on which U.S. national stock exchanges are open for trading. If, for example, the Company were to make an announcement on Monday prior to 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading on Monday. If an announcement were made on Monday after 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading on Tuesday. If you have any question as to whether information is publicly available, please direct an inquiry to the Authorizing Officers.

These prohibitions do not apply to:

•
purchases of the Company’s securities from the Company, or sales of the Company’s securities to the Company;

•
exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, in each case, that do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company stock option or other equity award through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception except as set forth in the immediately subsequent section (b)) or (b) the market sale of the Company’s securities in satisfaction of any tax withholding obligations incurred in connection with the vesting or settlement of an equity award to the extent in connection with a non-discretionary transaction under a Company policy requiring a “sale-to-cover” for purposes of tax withholding obligations);

•
where the Company offers its securities as an investment option in a 401(k) plan, the purchase of such securities through such 401(k) plan through regular payroll deductions; however, the sale of any such securities and the election to transfer funds into or out of, or a loan with respect to amounts invested in, the fund is not an excepted transaction;

•
periodic contributions to, or the acquisition of Company securities under an “employee stock purchase plan” (within the meaning of the Internal Revenue Code of 1986) maintained by the Company, in each case, pursuant to the terms and conditions of the applicable plan or the employees’ advance instructions;

•
purchases or sales of the Company’s securities made pursuant to a plan or arrangement adopted to comply with the Exchange Act Rule 10b5-1 (“Rule 10b5-1”); or

•
purchases or sales of the Company’s securities made pursuant to a precleared “non-Rule 10b5-1 trading arrangement” as defined in Item 408(c) of Regulation S-K.

Exceptions to the blackout period policy may be approved by the Authorizing Officers (or, in the case of exceptions for an Authorizing Officer, another Authorizing Officer or the Audit Committee Chairperson.

From time to time, the Company may recommend that specified Personnel suspend trading in Company securities because of developments that have not yet been disclosed to the public. Subject to the exceptions noted above, all of those individuals affected should not trade in the Company’s securities while the suspension is in effect, and should not disclose to others that the Company has suspended trading.

Preclearance of Trades by Directors, Officers and Employees

All transactions in the Company’s securities by directors, officers and other Personnel listed on a schedule maintained by the Authorizing Officers (as may be amended from time to time by the Authorizing Officers) (as well as any individual or entity covered by this Policy by virtue of their relationship to such Personnel) (each, a “Preclearance Person”) must be precleared by the Chief Executive Officer, or the Chief Financial Officer for transactions by the Chief Executive Officer. Preclearance should not be understood to represent legal advice by the Company that a proposed transaction complies with the law.

A request for preclearance should be made at least two (2) business days prior by submitting a preclearance request in a form and in the manner designated by the Authorizing Officers. The Chief Executive Officer, or the Chief Financial Officer for transactions by the Chief Executive Officer, shall have sole discretion to decide whether to clear any contemplated transaction. All trades that are precleared must be effected within five (5) business days of receipt of the preclearance, unless a specific exception has been granted by the Chief Executive Officer or Chief Financial Officer, as applicable. A precleared trade (or any portion of a precleared trade) that has not been effected during the five business day period must be submitted for preclearance determination again prior to execution. Notwithstanding receipt of preclearance, if the Preclearance Person becomes aware of material nonpublic information, or becomes subject to a blackout period, before the transaction is effected, the transaction may not be completed. Transactions under a previously established Rule 10b5-1 Trading Plan or a non-Rule 10b5-1 trading arrangement that has been preapproved in accordance with this Policy are not subject to further preclearance.

None of the Company, the Chief Executive Officer, the Chief Financial Officer, any other Authorizing Officer or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for preclearance.

Material Nonpublic Information

Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security, or if the information is likely to have a significant effect on the market price of the security. Material information can be positive or negative, and can relate to virtually any aspect of a company’s business or to any type of security, debt, or equity. Also, information that something is likely to happen in the future—or even just that it may happen—could be deemed material.

Examples of material information may include (but are not limited to) information about:

•
corporate earnings or earnings forecasts;

•
possible mergers, acquisitions, tender offers, or dispositions;
•
major new products or product developments;
•
important business developments, such as major contract awards or cancellations, trial results, developments regarding strategic collaborations, or the status of regulatory submissions;
•
management or control changes;
•
significant borrowings or financing developments, including pending public sales or offerings of debt or equity securities;
•
defaults on borrowings;
•
bankruptcies;
•
cybersecurity or data security incidents; and
•
significant litigation or regulatory actions.

Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.

Information is “nonpublic” if it is not available to the general public. In order for information to be considered “public,” it must be widely disseminated in a manner that makes it generally available to investors in a Regulation FD-compliant method, such as through a press release, a filing with the U.S. Securities and Exchange Commission (the “SEC”) or a Regulation FD-compliant conference call. The Authorizing Officers shall have sole discretion to decide whether information is public for purposes of this Policy.

The circulation of rumors, even if accurate and reported in the media, does not constitute public dissemination. In addition, even after a public announcement, a reasonable period of time may need to lapse in order for the market to react to the information. Generally, the passage of one full trading day following release of the information to the public is a reasonable waiting period before such information is deemed to be public.

Post-Termination Transactions

If an individual is in possession of material nonpublic information when the individual’s service as a member of Personnel terminates, the individual and their Related Parties may not trade in the Company’s securities until that information has become public or is no longer material.

Prohibited Transactions

The Company has determined that there is a heightened legal risk and the appearance of improper or inappropriate conduct if persons subject to this Policy engage in certain types of transactions. Therefore, Covered Persons shall comply with the following policies with respect to certain transactions in the Company’s securities.

Short Sales

Short sales of the Company’s securities are prohibited by this Policy. Short sales of the Company’s securities, or sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale, evidence an expectation on the part of the seller that the securities will decline in value, and, therefore, signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, Section 16(c) of the Exchange Act prohibits Section 16 reporting persons (i.e., directors, officers, and the Company’s 10% stockholders) from making short sales of the Company’s equity securities.

Derivative Securities and Short-Term Trading Activity

Transactions in puts, calls, or other derivative securities involving the Company’s equity securities, on an exchange, on an over-the-counter market, or in any other organized market, are prohibited by this Policy. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and, therefore, creates the appearance that a Covered Person is trading based on material nonpublic information. Transactions in options, whether traded on an exchange, on an over-the-counter market, or any other organized market, also may focus a Covered Person’s attention on short-term performance at the expense of the Company’s long-term objectives. Other trading activity designed to profit from fluctuations in the price of Company securities, such as “day trading” and arbitrage trading, is similarly prohibited by this Policy.

Hedging Transactions

Hedging transactions involving the Company’s securities, such as prepaid variable forward contracts, equity swaps, collars and exchange funds, or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, are prohibited by this Policy. Such transactions allow the Covered Person to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as the Company’s other stockholders.

Margin Accounts and Pledging

Individuals are prohibited from pledging Company securities as collateral for a loan, purchasing Company securities on margin (i.e., borrowing money to purchase the securities), or placing Company securities in a margin account. This prohibition does not apply to cashless exercises of stock options under the Company’s equity plans, nor to situations approved in advance by an Authorizing Officer.

Partnership Distributions

Nothing in this Policy is intended to limit the ability of an investment fund, venture capital partnership or other similar entity with which a director is affiliated to distribute Company securities to its partners, members, or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances, and applicable securities laws.

Rule 10b5-1 Trading Plans

The trading restrictions set forth in this Policy, other than those transactions described under “Prohibited Transactions,” do not apply to transactions under a previously established contract, plan or instruction to trade in the Company’s securities entered into in accordance with Rule 10b5-1 (a “Trading Plan”) that:

•
has been submitted to and preapproved by an Authorizing Officer;
•
includes a “Cooling Off Period” for
o
Section 16 reporting persons that extends to the later of 90 days after adoption or modification of a Trading Plan or two business days after filing the Form 10-K or Form 10-Q covering the fiscal quarter in which the Trading Plan was adopted, up to a maximum of 120 days; and
o
employees and any other persons, other than the Company, that extends 30 days after adoption or modification of a Trading Plan;
•
for Section 16 reporting persons, includes a representation in the Trading Plan that the Section 16 reporting person is (1) not aware of any material nonpublic information about the Company or its securities; and (2) adopting the Trading Plan in good faith and not as part of a plan or scheme to evade Rule 10b-5;

•
has been entered into in good faith at a time when the individual was not in possession of material nonpublic information about the Company and not otherwise in a blackout period, and the person who entered into the Trading Plan has acted in good faith with respect to the Trading Plan;
•
either (1) specifies the amounts, prices, and dates of all transactions under the Trading Plan; or (2) provides a written formula, algorithm, or computer program for determining the amount, price, and date of the transactions, and (3) prohibits the individual from exercising any subsequent influence over the transactions; and
•
complies with all other applicable requirements of Rule 10b5-1.

Each Authorizing Officer may impose such other conditions on the implementation and operation of the Trading Plan as such Authorizing Officer deems necessary or advisable. Individuals may not adopt more than one Trading Plan at a time except under the limited circumstances permitted by Rule 10b5-1 and subject to preapproval by an Authorizing Officer.

An individual may only modify a Trading Plan or a non-rule 10b5-1 trading arrangement in good faith, outside of a blackout period and, in any event, when the individual does not possess material nonpublic information. Modifications to and terminations of a Trading Plan or a non-rule 10b5-1 trading arrangement are subject to preapproval by an Authorizing Officer, and modifications of a Trading Plan that change the amount, price, or timing of the purchase or sale of the securities underlying a Trading Plan will trigger a new Cooling-Off Period.

The Company reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, modification, or termination of a Trading Plan and non-Rule 10b5-1 trading arrangements, or the execution of transactions made under a Trading Plan or a non-rule 10b5-1 trading arrangement. The Company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Trading Plan if an Authorizing Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company.

Compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, and none of the Company, the Authorizing Officers or the Company’s other employees assumes any liability for any delay in reviewing and/or refusing to approve a Trading Plan submitted for approval, nor the legality or consequences relating to a person entering into, informing the Company of, or trading under, a Trading Plan.

Interpretation, Amendment, and Implementation of this Policy

The Authorizing Officers shall have the authority to interpret and update this Policy and all related policies and procedures. In particular, such interpretations and updates of this Policy, as authorized by the Authorizing Officers, may include amendments to or departures from the terms of this Policy, to the extent consistent with the general purpose of this Policy and applicable securities laws.

Actions taken by the Company, the Authorizing Officers, or any other Personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy or with securities laws.

Certification of Compliance

To help facilitate compliance with this Policy, the Company requires that Personnel review this Policy upon hire and periodically, and acknowledge in writing their understanding of, and their agreement to comply with, this Policy.

Effective Date: March 27, 2025